    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 4, 1999

                                           REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------
                            PHARMACIA & UPJOHN, INC.
               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              2834                             98-0155411
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                           -------------------------

                 95 CORPORATE DRIVE                                  DON W. SCHMITZ, ESQ.
           BRIDGEWATER, NEW JERSEY 08807                           PHARMACIA & UPJOHN, INC.
                   (908) 306-4400                                     95 CORPORATE DRIVE
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,             BRIDGEWATER, NEW JERSEY 08807
   INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL                       (908) 306-4400
                 EXECUTIVE OFFICES)                   (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                                                                           NUMBER,
                                                          INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                           -------------------------
                                   COPIES TO:

     ANDREW D. SOUSSLOFF, ESQ.             MARC M. ROSSELL, ESQ.              EDWARD F. GREENE, ESQ.
        SULLIVAN & CROMWELL                 SHEARMAN & STERLING         CLEARY, GOTTLIEB, STEEN & HAMILTON
         125 BROAD STREET                  599 LEXINGTON AVENUE                  CITY PLACE HOUSE
     NEW YORK, NEW YORK 10004            NEW YORK, NEW YORK 10022              55 BASINGHALL STREET
          (212) 558-4000                      (212) 848-4000                 LONDON EC2V 5EH, ENGLAND
                                                                              (011) (44171) 614-2200

                           -------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than Securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM       PROPOSED MAXIMUM         AMOUNT OF
        TITLE OF EACH CLASS OF               AMOUNT TO BE            OFFERING PER        AGGREGATE OFFERING      REGISTRATION
      SECURITIES TO BE REGISTERED            REGISTERED(1)             SHARE(2)               PRICE(2)                FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, together with attached
  rights to purchase Participating
  Preferred Stock......................    35,766,282 shares            $55.07             $1,969,649,149          $547,563
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes all shares of Common Stock initially offered and sold outside the United States that may be resold from time to time in the United States. The shares of Common Stock are not being registered for the purpose of sales outside the United States.
(2) The maximum offering price is calculated in accordance with Rule 457(c) based upon the average of the high sale price of $55.50 per share and the low sale price of $54.65 per share, as reported on the New York Stock Exchange on December 28, 1998.
                           -------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION. DATED JANUARY 4, 1999.
                               31,101,116 SHARES
                                  PHARMACIA &

                                     UPJOHN
LOGO

                                  COMMON STOCK

                           -------------------------

All of the shares of Common Stock in the offering are being sold by the selling stockholder identified in this prospectus. The Company will not receive any of the proceeds from the sale of the shares.

The Common Stock is listed on the New York Stock Exchange under the symbol "PNU". The last reported sale price of the Common Stock on the New York Stock Exchange on December 31, 1998 was $56.63 per share. Swedish Depositary Shares, each representing one share of Common Stock, are traded on the Stockholm Stock Exchange under the symbol "PHU".

See "Risk Factors" beginning on page 6 to read about certain factors you should consider before buying shares of the Common Stock.
                           -------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                                                              PER SHARE      TOTAL
                                                              ---------      -----
Initial public offering price...............................  $            $
Underwriting discount.......................................  $            $
Proceeds, before expenses, to the selling stockholder.......  $            $

                           -------------------------

The underwriters may, under certain circumstances, purchase up to an additional 4,665,166 shares from the selling stockholder at the initial public offering price less the underwriting discount.
                           -------------------------

The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares against payment in New York, New York
on                , 1999.

                   Joint Bookrunners and Joint Lead Managers
J.P. MORGAN & CO.                                           GOLDMAN, SACHS & CO.
                           -------------------------
                     PROSPECTUS DATED                , 1999

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, THE STOCKHOLM STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKETS OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the U.S. Securities and Exchange Commission (the "Commission") by the Company (File No. 1-11557) pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference in this
Prospectus:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 10-K");
     2. The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998;
     3. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on October 24, 1995; and
     4. The description of the Rights to purchase Participating Preferred Stock of the Company contained in the Company's Registration Statement on Form 8-A filed on March 5, 1997.

All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the date of the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and thereby deemed to be part of this Prospectus from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of the Prospectus except as so modified and any statement so superseded shall not be deemed to constitute a part of this Prospectus.

COPIES OF ANY DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS) MAY BE OBTAINED WITHOUT CHARGE BY ANY PERSON (INCLUDING ANY BENEFICIAL OWNER) TO WHOM A PROSPECTUS IS DELIVERED BY CONTACTING THE COMPANY AT 95 CORPORATE DRIVE, BRIDGEWATER, NEW JERSEY 08807, TELEPHONE:
(908) 306-4400, ATTENTION: INVESTOR RELATIONS.

                           -------------------------

                           FORWARD-LOOKING STATEMENTS

In addition to historical information, this Prospectus contains (or incorporates by reference) certain "forward-looking statements", such as statements concerning the Company's anticipated financial or product performance, its ability to pay dividends, and other non-historical facts. Since these statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such factors include, among others: sales and earnings projections; the effectiveness of and expense estimates related to future projects including restructuring plans, the Year 2000 date recognition problem and conversion to the euro;

management's ability to make further progress under the Company's global turnaround program; the Company's ability to successfully market new and existing products in new and existing domestic and international markets; the success of the Company's research and development activities and the speed with which regulatory authorizations and product rollouts may be achieved; fluctuations in currency exchange rates; the effects of the Company's accounting policies and general changes in generally accepted accounting practices; the Company's exposure to product liability lawsuits and contingencies related to actual or alleged environmental contamination; the Company's exposure to antitrust lawsuits; social, legal and political developments, especially those relating to health care reform and product liabilities; general economic and business conditions; the Company's ability to attract and retain current management and other employees of the Company; and other risks and factors detailed in this Prospectus and the Company's other Exchange Act filings which are incorporated by reference herein.

                                  THE COMPANY

Pharmacia & Upjohn, Inc. (the "Company") is a global pharmaceutical group that researches, develops, manufactures, sells and markets a wide range of prescription pharmaceutical products for humans. In addition, we manufacture and sell non-prescription drugs, pharmaceutical chemicals and intermediate products for use in our products and for sale to others. We also research, develop, manufacture and market pharmaceutical products for animals, and we market specialty products for hospital care and medical diagnostics. The Company was formed in November 1995 through the combination (the "Combination") of Pharmacia Aktiebolag ("Pharmacia") and The Upjohn Company ("Upjohn").

The Company's principal products include XALATAN(R), a novel therapy for glaucoma; DETROL(R), an innovative therapy for overactive bladder; GENOTROPIN(TM), a human growth hormone and the Company's leading product; XANAX(R), a therapy for central nervous system disorders; CLEOCIN(R), an antibiotic; MEDROL, a group of products to treat chronic inflammation disorders; DEPO-PROVERA(TM), a contraceptive injection; NICORETTE(R), a line of nicotine replacement products; CAMPTOSAR(R), a therapy for colorectal cancer; FRAGMIN(R), a therapy for preventing blood clots; PHARMORUBICIN(R), a treatment for solid tumors and leukemia; MIRAPEX/MIRAPEXIN(TM), a treatment for Parkinson's disease; and ROGAINE(R), a non-prescription treatment for hair loss.

Through research and development and licensing agreements, the Company seeks to develop innovative pharmaceuticals and other healthcare products that provide high therapeutic benefits. The Company's research activities focus on four medically important areas: infectious disease, metabolic disease, central nervous system disorders and oncology. Our research is conducted primarily in Kalamazoo, Michigan, Stockholm, Sweden and Milan, Italy.

                               CORPORATE STRATEGY

The Company is focused on the following strategic priorities:

Making the Merger Work. Since mid-1997, the Company has taken several steps to enhance its operating performance, including making significant changes to its senior management team and management structure, centralizing certain key business functions at its new global headquarters in New Jersey, reducing general and administrative expenses through the elimination of redundancies, increasing organizational and operational efficiencies and fostering team spirit throughout the organization.

Enhanced Top-Line Growth. The Company is developing its new and existing product lines in order to improve revenue growth through increased sales force support in key markets, including the United States, Germany and the United Kingdom. In the third quarter of 1998, total consolidated sales, excluding Biotech (which was contributed to a joint venture and is no longer consolidated), grew 10%, principally as a result of a 14% volume increase. Sales through September 30, 1998, excluding Biotech, grew 5%, principally as a result of a 10% volume increase and a 28% growth in U.S. prescription pharmaceutical sales. Since 1995, the percentage of sales from products introduced within the last five years has increased from 4% to 21% of pharmaceutical sales, moving closer to the Company's goal of 30% by the year 2000. The Company expects limited revenue impact from patent expirations over the next five years.

Strengthened U.S. Presence. Because of the significance of the U.S. market to the world-wide pharmaceutical industry, the Company is expanding its U.S. prescription pharmaceutical sales force from 1,200 to 1,800 sales representatives, with a greater percentage of the sales force calling on primary care physicians. The Company expects its additional sales representatives to increase the market awareness for recently launched products, such as DETROL(R) and XALATAN(R), as well as products currently under development. Partly as a result of this initiative, U.S. sales as a percentage of total consolidated sales, excluding Biotech, increased to 37% for the first nine months of 1998, from 32% for the same period in 1997.

Company-Wide Innovation. The Company relies upon innovation in discovery research, product development, sales and marketing to enhance future performance. Innovation in research and development is essential to the introduction of successful new products. Examples of the Company's innovations include the development of the oxazolidinones, the first new class of antibiotics in over 30 years, and XALATAN(R), a breakthrough treatment for glaucoma. To complement its internal product development pipeline, the Company is actively seeking in-licensing opportunities and business partnerships. The Company announced six new licensing agreements in 1998. Innovation in sales and marketing has been particularly important for the success of products such as DETROL(R), for which a staged roll-out through the sales force to physician specialties was followed by direct-to-consumer advertising.

Focus on Essentials. The Company is increasing its focus on its key business areas. To this end, the Company divested the majority of Biotech and its nutrition business, allowing increased management attention to the faster growing, higher margin pharmaceutical business. We installed new business controls to more tightly manage the organization. We are emphasizing key growth products in key markets when determining resource allocations. We continue to adjust sales force productivity measures and incentives to align the activities of field representatives with corporate goals. Finally, we are narrowing our discovery research efforts to focus on infectious diseases, metabolic diseases, central nervous system disorders and oncology.

                                  RISK FACTORS

Prior to making an investment decision, prospective investors should carefully consider all of the information set forth in this Prospectus, including the information incorporated by reference herein and the following risk factors.

COMPETITION

The pharmaceutical industry is highly competitive and rapidly changing. The Company's principal competitors are major international corporations with substantial resources for research and development, production and marketing.

Our products that are under patent protection face intense competition from competitors' proprietary products. This competition may increase as new products enter the market. We also face increasing competition from lower cost generic products after patents on our products expire.

As new products enter the market, the Company's products may become obsolete or our competitors' products may be more effective or more effectively marketed and sold than our products.

A failure by the Company to maintain its competitive position could have a material adverse effect on our business and results of operations.

PRICING

In addition to normal price competition in the marketplace, the prices of our products are restricted by price controls imposed by governments and health care providers in most countries where we sell products. Price controls operate differently in different countries and can cause wide differences in prices between markets. Currency fluctuations can aggravate these differences. The existence of price controls can limit the revenues earned by the Company on its products and may have an adverse effect on our business and results of operations.

RESEARCH AND DEVELOPMENT

In order to remain competitive, the Company must commit substantial resources each year to research and development. In the first nine months of 1998, the Company spent approximately $838 million on research and development, and it spent approximately $1,217 million on research and development in 1997.

The research and development process takes from 10 to 15 years from discovery to commercial product launch. This process is conducted in various stages, and during each stage there is a substantial risk that the Company will not achieve its goals and have to abandon a product in which it has invested substantial amounts. There can be no assurance that the Company will continue to succeed in its research and development efforts. If the Company fails to continue developing commercially successful products, or if competitors develop more effective products or a greater number of successful new products, this could have a material adverse effect on the Company's business and results of operations.

PRODUCT REGULATION

The Company and its competitors are subject to strict government controls on the development, manufacture, labeling, distribution and marketing of their products. The Company must obtain and maintain regulatory approval for a pharmaceutical product from a country's national regulatory agency before the product may be sold in a particular country.

The submission of an application to a regulatory authority does not guarantee that it will grant a license to market the product. Each authority may impose its own requirements and delay or refuse to grant approval, even though a product has been approved in another country.

In the Company's principal markets, the approval process for a new product is complex and lengthy. The time taken to obtain approval varies by country but generally takes from six months to four years from the date of application. This increases the cost to the Company of developing new products and increases the risk that it will not succeed in selling them successfully.

PRODUCT LIABILITY

Product liability is a significant commercial risk for the Company. Substantial damage awards have been made in certain jurisdictions against pharmaceutical companies based upon claims for injuries allegedly caused by the use of their products.

The Company is involved in a substantial number of product liability cases claiming damages as a result of the use of the Company's products, including a number of cases involving the drug HALCION(R). The Company believes that any potentially unaccrued costs and liabilities associated with such matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity. There can, however, be no assurance that a future product liability claim or series of claims brought against us would not have an adverse effect on our business or results of operations.

ENVIRONMENTAL RISKS

We use hazardous materials, chemicals, viruses and compounds in our product development programs and manufacturing processes. Although we believe that our handling and disposing of these materials comply with applicable laws and regulations, the risk of accidental contamination or injury still exists. If such an accident occurred, we could be held liable for any damages or fines, which could have an adverse effect on our business and results of operations.

The Company has made provision for various environmental liabilities, including exposures related to several industrial and disposal sites and its closed chemical plant in North Haven, Connecticut. The Company's estimates of the total cost it will incur in connection with environmental situations could change because of uncertainties at many sites regarding cleanup remedies, the estimated cost of cleanup and the Company's share of the site's cleanup cost.

The Company may soon be required to submit a corrective measures study report to the United States Environmental Protection Agency regarding the closed North Haven chemical facility. As the corrective action process progresses, the Company may need to reevaluate the amount of reserves designated for remediation of the North Haven site as a result of changing circumstances. It is reasonably possible that the Company will be required to make a material increase in accrued liabilities for the North Haven site, but it is not possible to determine what, if any, additional exposure exists at this time.

YEAR 2000

The Company has established a global Year 2000 program to review our systems and to develop plans to correct Year 2000 date recognition problems. The program consists of assessment and remediation of our information technology ("IT") systems and embedded systems, assessment of high level business risks and the development of contingency plans to address these risks. The Company expects to complete compliance measures for its IT and embedded systems by mid-1999 and to test these systems in the second half of 1999. We also are working with key external parties whose systems may affect ours, in order to determine what remediation and contingency actions may be necessary. As of September 30, 1998, the Company had spent approximately $100 million of its total projected costs of $150 million for Year 2000-related compliance actions.

There can be no assurance that the Company's Year 2000 program will succeed. Many factors outside our control could cause the Year 2000 problem to seriously disrupt our operations. The more critical of these risks includes:

     - Disruption in our supply of products due to internal Year 2000 failures, and failures of raw material suppliers, third party manufacturers and third party distributors;

     - Infrastructure failures by utilities and communications providers;

     - Internal failures in IT services and systems;

     - Transportation industry failures that affect imports and exports;

     - Interruption of the product regulatory filing process, such as a delay in clinical trials or corruption of clinical trial data; and

     - A major customer failure or interruption.

The Company expects to finalize its contingency plans to address these risks by mid-1999. Management believes that our Year 2000 program will prevent the Year 2000 problem from having a material adverse effect on our business, financial position, results of operations and liquidity. There can, however, be no assurance that the Year 2000 problem will not have such an impact on the Company.

CONVERSION TO THE EURO

On January 1, 1999, several European countries will begin operating with a new common currency, the euro. The euro will completely replace these countries' national currencies by January 1, 2002. The conversion to the euro will require the Company to modify some of its systems and certain commercial arrangements. The cost of this is not expected to be material. The conversion to the euro may have competitive implications on pricing and marketing strategies, but any such impact is not known at this time. The Company expects the conversion to have a limited impact on its outstanding derivatives and other financial instruments, and a limited impact on currency risk.

Management believes that the euro conversion will not have a significant impact on the Company; however, it is uncertain what effects the new euro currency will have on the marketplace. There can be no assurance that all problems will be foreseen and corrected, or that there will not be a material disruption of our business.

FOREIGN EXCHANGE FLUCTUATIONS

The Company records its transactions and prepares its financial statements in U.S. dollars, but a significant portion of its earnings and expenditures are in other currencies. Changes in exchange rates between the U.S. dollar and such currencies can result in increases or decreases in the Company's costs and earnings. Fluctuations in exchange rates between the U.S. dollar and other currencies may also affect the book value of our assets outside the United States and the amount of shareholders' equity. We seek to minimize our currency exposure by engaging in hedging transactions, where we deem it appropriate.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated financial data set forth below as of December 31, 1997, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1997 have been derived from, and are qualified by reference to, the audited consolidated financial statements of the Company for such periods, which are incorporated by reference in this Prospectus from the Company's 1997 10-K (the "Audited Consolidated Financial Statements"). The Audited Consolidated Financial Statements have been audited by PricewaterhouseCoopers LLP, independent public accountants. The summary consolidated financial data set forth below as of and for the nine-month periods ended September 30, 1998 and September 30, 1997 have been derived from, and are qualified by reference to, the unaudited interim consolidated financial statements of the Company for such periods, including information as of and for the nine-month period ended September 30, 1998 which has been incorporated by reference in this Prospectus from the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998 (the "Interim Consolidated Financial Statements"). In the opinion of management, the Interim Consolidated Financial Statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for the interim periods presented. The results of the nine-month period ended September 30, 1998 are not necessarily indicative of the results that ultimately may be achieved for the full year. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the financial statements, the notes thereto and the other financial information incorporated by reference in this Prospectus.

                                       NINE MONTHS
                                      ENDED AND AT
                                      SEPTEMBER 30,       YEAR ENDED AND AT DECEMBER 31,
                                    -----------------    --------------------------------
                                     1998       1997       1997        1996        1995
                                    -------    ------    --------    --------    --------
                                       (UNAUDITED)
                                            (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS DATA:
Net sales.........................  $ 4,909    $4,889    $ 6,586     $ 7,176     $ 6,949
Other revenue.....................      101        98        124         110         146
                                    -------    ------    -------     -------     -------
  Total operating revenue.........    5,010     4,987      6,710       7,286       7,095
                                    -------    ------    -------     -------     -------
Cost of products sold.............    1,493     1,529      2,049       2,116       1,967
Research and development..........      838       832      1,217       1,266       1,254
Marketing, administrative and
  other...........................    1,952     1,839      2,665       2,642       2,617
Biotech(1)........................      (33)       31         73          --          --
Restructuring charges.............       --       125        316         518         104
Merger costs......................       --        --         --          67         138
                                    -------    ------    -------     -------     -------
  Total operating costs and
     expenses.....................    4,250     4,356      6,320       6,609       6,080
                                    -------    ------    -------     -------     -------
Operating income..................      760       631        390         677       1,015
Net financial income(2)...........       55        53         78         161         121
                                    -------    ------    -------     -------     -------
Earnings before income taxes......      815       684        468         838       1,136
                                    -------    ------    -------     -------     -------
Net earnings......................      554       451        323         562         739
Net earnings per common share:
  Basic...........................  $  1.07    $ 0.87    $  0.61     $  1.08     $  1.44
  Diluted.........................     1.05      0.86       0.61        1.07        1.41
BALANCE SHEET DATA:
Cash and cash equivalents.........  $ 1,005    $  926    $   775     $   641     $   841
Short-term investments............      182       381        539         696         974
Total assets......................   10,267    10,487     10,380      11,173      11,461
Short-term debt(3)................      437       267        401         235         524
Long-term debt and ESOP debt(4)...      558       794        634         823         870
Total shareholders' equity........    5,651     5,943      5,538       6,241       6,387
Total liabilities and
  shareholders' equity............   10,267    10,487     10,380      11,173      11,461

-------------------------

(1) In August 1997, the Company merged its biotechnology supply business, Pharmacia Biotech, with Amersham Life Science, a division of Amersham, International plc, in a noncash transaction that did not result in the recognition of a gain or loss. The merger created a new company, Amersham Pharmacia Biotech Ltd. The Company owns 45% of the new company which is accounted for using the equity method. Biotech represents the Company's share of Amersham Pharmacia Biotech Ltd.'s pretax earnings and, in 1997, includes the costs associated with the merger.

(2) Net financial income includes interest income, interest expense, currency exchange gains (losses) and all other, net.

(3) Including current maturities of long-term debt.

(4) See Note 11 to the Audited Consolidated Financial Statements incorporated by reference herein.

                                 CAPITALIZATION

The following table summarizes the consolidated capital structure of the Company at September 30, 1998.

                                                              SEPTEMBER 30, 1998
                                                              ------------------
                                                                 (UNAUDITED)
                                                                 (DOLLARS IN
                                                                  MILLIONS)
Long-term debt(1):
  Medium-Term Notes.........................................       $    35
  5.875% Notes due 2000.....................................           200
  Other long-term debt(2)...................................           323
                                                                   -------
          Total long-term debt..............................           558
                                                                   -------
Shareholders' equity:
  Preferred stock, one cent par value; at stated value;
     authorized 100,000,000 shares; issued 6,889 shares.....           278
  Common stock, one cent par value; authorized 1,500,000,000
     shares; issued 508,648,707 shares......................             5
  Capital in excess of par value............................         1,385
  Retained earnings.........................................         5,497
  ESOP-related accounts.....................................          (246)
  Treasury stock (421,346 shares)...........................           (17)
  Accumulated other comprehensive income....................        (1,251)
                                                                   -------
          Total shareholders' equity........................         5,651
                                                                   -------
Total capitalization........................................       $ 6,209
                                                                   =======

-------------------------
(1) Excludes current maturities of long-term debt.

(2) Includes guarantee of ESOP debt of approximately $218 million.

                                USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of the shares.

                            MARKET PRICE INFORMATION

As of December 16, 1998, there were 507,892,363 shares of Common Stock issued and outstanding. The Common Stock is traded on the New York Stock Exchange (the "NYSE"), and Swedish Depositary Shares, each representing one share of Common Stock, are traded on the Stockholm Stock Exchange (the "SSE"). The table below sets forth, for the calendar quarters indicated, the high and low sale prices of the Common Stock as reported on the NYSE Composite Tape and the Swedish Depositary Shares as reported on the SSE.

                                                     NYSE                     SSE
                                              ------------------      --------------------
                                               HIGH        LOW          HIGH        LOW
                                              -------    -------      --------    --------
                                                                        (SEK PER SWEDISH
                                                ($ PER SHARE)         DEPOSITARY SHARE)(1)
1996
First Quarter...........................      $44.375    $35.875        305.0       234.0
Second Quarter..........................      $44.375    $36.625        292.0       249.0
Third Quarter...........................      $44.625    $38.625        302.0       260.0
Fourth Quarter..........................      $42.750    $34.125        281.0       225.0
1997
First Quarter...........................      $41.125    $35.750        307.0       262.5
Second Quarter..........................      $36.875    $27.500        284.0       214.5
Third Quarter...........................      $38.625    $33.938        310.0       264.0
Fourth Quarter..........................      $37.500    $28.875        294.0       215.0
1998
First Quarter...........................      $45.875    $33.750        356.0       270.0
Second Quarter..........................      $46.688    $38.250        369.0       297.0
Third Quarter...........................      $51.688    $40.438        405.0       323.0
Fourth Quarter (through December 31,
  1998).................................      $57.250    $44.875        460.0       340.0

---------------

(1) On December 31, 1998, the noon buying rate in New York City for cable transfers in Swedish kroner as certified for customers purposes by the Federal Reserve Bank of New York was US$1.00 = SEK8.1.

                                   DIVIDENDS

The Company declared a quarterly dividend of $0.27 per share of Common Stock for each quarter during the years ended December 31, 1996 and 1997, and for each quarter of the nine-month period ended September 30, 1998.

It is the long-term objective of the Company's Board of Directors that the aggregate dividends declared on the shares of Common Stock in each year will range between 40% and 50% of the consolidated net income of the Company in such year. However, the declaration and payment of future dividends will be dependent on the Company's income, financial condition and capital and cash requirements, restrictions on dividends under applicable laws governing the Company, as well as other factors affecting the Company. Accordingly, there can be no assurance that dividends will be paid in the future nor any assurance as to the amount thereof.

                              SELLING STOCKHOLDER

Forvaltningsaktiebolaget Stattum (the "Selling Stockholder") is a limited liability company organized under the laws of the Kingdom of Sweden. The Selling Stockholder is wholly owned by the Kingdom of Sweden.

Prior to the offering, the Selling Stockholder owned 35,766,282 shares, or approximately 7.0% of the Common Stock then outstanding. The Selling Stockholder intends to sell all of its shares in connection with the offering. Following the offering, the Selling Stockholder will own no shares of the Common Stock if the underwriters exercise their option to purchase additional shares, and 4,665,166 shares if the underwriters do not exercise any part of this option. See "Underwriting".

In connection with the Combination, the Selling Stockholder, the Company, Upjohn and Pharmacia entered into a Registration Rights Agreement (the "Registration Rights Agreement"), pursuant to which the Selling Stockholder has the right, among other things, to require the Company to register for resale under the U.S. Securities Act of 1933, as amended (the "Securities Act"), all or any part of the shares of Common Stock acquired by the Selling Stockholder as a result of the Combination. The Registration Rights Agreement provides that the Company will pay certain costs and expenses incurred in connection with any such registration, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses and fees and disbursements of counsel and accountants for the Company. In accordance with the Registration Rights Agreement, the Selling Stockholder has agreed to pay certain expenses in connection with the offering. See "Underwriting".

Pursuant to the Registration Rights Agreement, the Company filed the Registration Statement (as defined below) of which this Prospectus forms a part and has undertaken certain obligations in connection with such Registration Statement, including the obligation to use its reasonable best efforts to keep such Registration Statement effective for at least 180 days and to indemnify the Selling Stockholder and the Underwriters against certain liabilities, including liabilities under the Securities Act. In accordance with the Registration Rights Agreement, the Selling Stockholder has agreed to indemnify the Company for certain liabilities, including liabilities under the Securities Act.

                                  UNDERWRITING

The Selling Stockholder, the Company and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of shares indicated on the following table.

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
J.P. Morgan Securities Inc. ................................
Goldman, Sachs & Co. .......................................
                                                                 ----------
          Total.............................................     31,101,116
                                                                 ==========

                           -------------------------

If the Underwriters sell more shares than the total number set forth in the table above, the Underwriters have an option to buy up to an additional 4,665,166 shares from the Selling Stockholder to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the Underwriters by the Selling Stockholder. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase 4,665,166 additional shares.

                       PAID BY THE SELLING
                           STOCKHOLDER
                       --------------------
                          NO         FULL
                       EXERCISE    EXERCISE
                       --------    --------
Per Share............  $           $
Total................  $           $

Shares sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus. The Underwriters may sell shares outside the United States through their international selling agents. Any shares sold by the Underwriters to securities
dealers may be sold at a discount of up to $     per share from the initial
public offering price. Any such securities dealers may resell any shares purchased from the Underwriters to certain other brokers or dealers at a
discount of up to $     per share from the initial public offering price. If all
the shares are not sold at the initial offering price, the Underwriters may change the offering price and the other selling terms.

In connection with the offering, certain purchasers outside the United States may elect to take delivery of shares in the form of Swedish Depositary Shares.

In the event that the Underwriters' overallotment option is not exercised in full, the Selling Stockholder has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or other securities of the Company that are substantially similar to the shares of Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of Common Stock or any such substantially similar securities, for a period of 90 days after the date of this Prospectus without the prior written consent of the Underwriters.

The Company has agreed not to issue, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or other securities of the Company that are substantially similar to the shares of Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of Common Stock or any such substantially similar securities, for a period of 90 days after the date of this Prospectus without the prior written consent of the Underwriters; provided, that this restriction will not apply to issuances or sales of shares in connection with (i) employee stock option, savings or compensation plans or dividend reinvestment plans or the conversion of convertible securities outstanding on the date of this Prospectus or (ii) a merger or other combination with, or exchange offer for shares of, another entity.

Each Underwriter has also agreed that (a) it has not offered or sold and prior to the date six months after the date of this Prospectus will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (b) it has complied, and will comply, with all applicable provisions of the Financial Services Act of 1986 of Great Britain with respect to anything done by it in relation to the shares of Common Stock in, from or otherwise involving the United Kingdom, and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1988 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

Buyers of shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the initial public offering price.

In connection with the offering, the Underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Common Stock while the offering is in progress.

The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the Underwriters have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Common Stock. As a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the NYSE, the SSE, in the over-the-counter market or otherwise.

The Selling Stockholder has agreed in the Registration Rights Agreement to bear the underwriting discount and certain other expenses in connection with the offering of the shares of Common Stock. Certain costs and expenses incident to the sale of the Common Stock offered, including registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Company, but excluding the fees and disbursements of counsel to the Selling Stockholder, will be borne by the Company.

The Company and the Selling Stockholder have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

                                    VALIDITY

The validity of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Sullivan & Cromwell, New York, New York, and for the Underwriters by Shearman & Sterling, New York, New York.

                         INDEPENDENT PUBLIC ACCOUNTANTS

The consolidated balance sheets of the Company as of December 31, 1997 and 1996, and the consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, which have been incorporated by reference in this Prospectus, have been included and incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of that firm as experts in auditing and accounting. With respect to the unaudited interim financial information for the three-month periods ended March 31, 1998 and 1997, the six-month periods ended June 30, 1998 and 1997 and the nine-month periods ended September 30, 1998 and 1997, incorporated by reference in this prospectus, the independent public accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate review reports included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1998 and 1997, June 30, 1998 and 1997 and September 30, 1998 and 1997, and incorporated by reference herein, state that they did not audit and they do not express opinions on that interim financial information. Accordingly, the degree of reliance on their review reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                             AVAILABLE INFORMATION

The Company has filed with the Commission in Washington D.C. a registration statement on Form S-3 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock, reference is hereby made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration State-ment, each statement being qualified in all respects by such reference.

The Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copies made at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Thirteenth Floor, Seven World Trade Center, New York, New York 10048, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information regarding the Commission's public reference facilities may be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information filed with the Commission by the Company at http://www.sec.gov.

The Common Stock is listed on the NYSE, and the periodic reports, proxy statements and other information filed by the Company with the Commission are available for inspection at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

------------------------------------------------------
------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                           -------------------------

                               Table of Contents

                                      PAGE
                                      ----
Incorporation of Certain Documents
  by Reference......................    2
Forward-Looking Statements..........    2
The Company.........................    4
Corporate Strategy..................    4
Risk Factors........................    6
Summary Consolidated Financial
  Data..............................    9
Capitalization......................   11
Use of Proceeds.....................   11
Market Price Information............   12
Dividends...........................   13
Selling Stockholder.................   13
Underwriting........................   14
Validity............................   16
Independent Public Accountants......   16
Available Information...............   16

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                               31,101,116 SHARES

                                  PHARMACIA &
                                     UPJOHN
                                  COMMON STOCK
                           -------------------------

                                      LOGO
                           -------------------------
                               J.P. MORGAN & CO.

                              GOLDMAN, SACHS & CO.
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Set forth below is an estimate of the fees and expenses payable by the Company in connection with the Common Stock being registered hereby:

Securities and Exchange Commission registration fee........  $  547,563
Legal fees and expenses....................................     300,000
Accountants' fees and expenses.............................     100,000
Blue sky fees and expenses.................................      10,000
Printing...................................................     120,000
                                                             ----------
                                                             $1,077,563
                                                             ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Registrant's Certificate of Incorporation and By-laws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with its executive officers and directors. The Registrant has also purchased and maintained insurance for its officers, directors, employees or agents against liabilities which an officer, a director, an employee or an agent may incur in his capacity as such.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

EXHIBIT                                DESCRIPTION
-------                                -----------
   1      --   Form of Underwriting Agreement.*
   4      --   Restated Certificate of Incorporation and Restated By-laws of Pharmacia & Upjohn (incorporated by reference to Exhibits
               4.1 and 4.2 to Pharmacia & Upjohn's Registration Statement
               on Form S-8 filed May 3, 1996).
   5      --   Opinion of Sullivan & Cromwell.
  15      --   Awareness Letter from PricewaterhouseCoopers LLP, concerning unaudited interim financial information.
  23(a)   --   Consent of PricewaterhouseCoopers LLP.
  23(b)   --   Consent of Sullivan & Cromwell (included in Exhibit 5).
  24      --   Powers of Attorney (included in signature page).

------------------
*To be filed by amendment.

(b) Financial Statement Schedules.

Schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

(c) Reports, Opinions and Appraisals.

Not applicable.

ITEM 17.  UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN BRIDGEWATER, NEW JERSEY, ON THIS 4TH DAY OF JANUARY, 1999.

                                          PHARMACIA & UPJOHN, INC.

                                          By /s/FRED HASSAN
                                            ------------------------------------
                                             Fred Hassan
                                             President and Chief Executive
                                             Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS FRED HASSAN, CHRISTOPHER COUGHLIN, AND RICHARD COLLIER, AND EACH OF THEM INDIVIDUALLY, HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER AND IN ANY AND ALL CAPACITIES, TO SIGN THIS REGISTRATION STATEMENT AND ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE SUCH REGISTRATION STATEMENT AND ALL SUCH AMENDMENTS OR SUPPLEMENTS, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE OR NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, THEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR ANY OF THEM, OR THEIR OR HIS SUBSTITUTES OR SUBSTITUTE, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE THEREOF.

SIGNATURE                                                        TITLE                    DATE
---------                                                        -----                    ----

/s/ FRED HASSAN                                      President and Chief Executive  January 4, 1999
---------------------------------------------------  Officer and Director
Fred Hassan

/s/ CHRISTOPHER COUGHLIN                             Executive Vice President and   January 4, 1999
---------------------------------------------------  Chief Financial Officer
Christopher Coughlin                                 (Principal Financial Officer)

/s/ ROBERT THOMPSON                                  Senior Vice President          January 4, 1999
---------------------------------------------------  (Principal Accounting
Robert Thompson                                      Officer)

/s/ RICHARD H. BROWN                                 Director                       January 4, 1999
---------------------------------------------------
Richard H. Brown

SIGNATURE                                                        TITLE                    DATE
---------                                                        -----                    ----
/s/ FRANK C. CARLUCCI                                Director                       January 4, 1999
---------------------------------------------------
Frank C. Carlucci

/s/ GUSTAF A. S. DOUGLAS                             Director                       January 4, 1999
---------------------------------------------------
Gustaf A. S. Douglas

                                                     Director
---------------------------------------------------
M. Kathryn Eickhoff

                                                     Director
---------------------------------------------------
J. Soren Gyll

/s/ R. L. BERTHOLD LINDQViST                         Director                       January 4, 1999
---------------------------------------------------
R. L. Berthold Lindqvist

                                                     Director
---------------------------------------------------
Olof G. Lund

                                                     Director
---------------------------------------------------
C. Steven McMillan

/s/ WILLIAM U. PARFET                                Director                       January 4, 1999
---------------------------------------------------
William U. Parfet

                                                     Director
---------------------------------------------------
Ulla B. Reinius

/s/ BENGT SAMUELSSON                                 Director                       January 4, 1999
---------------------------------------------------
Bengt Samuelsson

                                     EXHIBIT INDEX

EXHIBIT                                DESCRIPTION                           PAGE
-------                                -----------                           ----
   1      --   Form of Underwriting Agreement.*
   4      --   Restated Certificate of Incorporation and Restated By-laws of Pharmacia & Upjohn (incorporated by reference to Exhibits
               4.1 and 4.2 to Pharmacia & Upjohn's Registration Statement
               on Form S-8 filed May 3, 1996).
   5      --   Opinion of Sullivan & Cromwell.
  15      --   Awareness Letter from PricewaterhouseCoopers LLP, concerning unaudited interim financial information.
  23(a)   --   Consent of PricewaterhouseCoopers LLP.
  23(b)   --   Consent of Sullivan & Cromwell (included in Exhibit 5).
  24      --   Powers of Attorney (included in signature page).

------------------
*To be filed by amendment.